DocuSign Envelope ID: 46A8DB28-5680-4FF9-B199-61A533F19516

150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170390868-04
Barbara K. Cegavske	Filing Date and Time
Secretary of State	09/13/2017 12:40 PM
State of Nevada	Entity Number
	E0657452008-8

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

Avant Diagnostics, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by provisions of the Articles of Incorporation of the Company, as amended, the series of Preferred Stock known as the "Series B Preferred Stock" consisting of 3,000 shares is hereby withdrawn, and the Company returns all previously designated shares of Series B Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors out of the total 50,000,000 shares of Preferred Stock of the Company.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

DocuSigned by:

X *Philippe Goix*

5FAA38CBA365480...

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.